THE DREYFUS/LAUREL FUNDS TRUST

AMENDMENT NO. 11 TO THE SECOND AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, Vice President and Assistant Secretary of The Dreyfus/Laurel Funds Trust (the "Trust"), does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, pursuant to Article VII, Section 7.3 of the Trust's Second Amended and Restated Agreement and Declaration of Trust dated December 9, 1992, as amended (the "Trust Instrument"), the following changes were duly adopted by at least a majority of the Trustees of the Trust at a meeting held on February 9 and 10, 2009 at which meeting a quorum was present and acting throughout:

> Pursuant to the authority expressly vested in the Trustees of the Trust by Article IV, Section 4.1 of the Trust Instrument, the Trustees approved the change of the name of "Dreyfus Limited Term High Yield Fund", a series of the Trust, to "Dreyfus High Yield Fund", effective as of April 1, 2009, or such other date as the appropriate officers of the Trust shall determine.

James Bitetto
Vice President and Assistant Secretary

Dated: February 12, 2009

New York, New York (ss)

On this 12th day of February, 2009, before me personally appeared James Bitetto, to me personally known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

Loretta Johnston
Notary Public

LORETTA JOHNSTON
Notary Public, State of New York
No. 01JO6082008
Qualified in Bronx County
Commission Expires 7/14/2011

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

February 13, 2009 3:42 PM

William Francis Galvin

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth